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                                                                    Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the registration statement on Form S-3 (Registration No. 333-02385) of our report dated February 9, 1998 (except as to Note 12 which is as of March 6, 1998), on our audits of the consolidated financial statements and financial statement schedule of valuation and qualifying accounts of The Learning Company, Inc. as of January 3, 1998 and January 4, 1997 and for each of the three fiscal years in the period ended January 3, 1998. We also consent to references to our firm under the caption "Experts."



                                                  /s/ PricewaterhouseCoopers LLP
                                                  PricewaterhouseCoopers LLP


Boston, Massachusetts
July 14, 1998